UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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GASCO ENERGY, INC.

(Name of Registrant as Specified In Its Charter)

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EXPLANATORY NOTE
We are filing this supplement to the proxy statement, dated April 13, 2007 (the “Proxy Statement”) to amend and restate the biographies of certain director nominees set forth in the section entitled “Nominees For Election At The Annual Meeting — Directors” and to amend and restate the sections entitled, “Directors’ Meetings and Committees of the Board of Directors” and “Director Nominations Process,” to reflect our formation of a Nominating Committee of our Board of Directors in April 2006 and to describe the charter of our Nominating Committee. In particular, we have clarified that the individuals who serve on our Nominating Committee, who are the same individuals who serve on our Audit Committee, met in their capacity as members of the Nominating Committee, and not as members of the Audit Committee (as previously disclosed), when considering, approving and recommending to our Board of Directors our 2007 nominees for director.
Except as specifically amended by the information as contained in this supplement, all information set forth in the Proxy Statement remains accurate and should be considered in voting your shares. The Notice of Annual Meeting of Stockholders, Proxy Statement and proxy card were first sent to stockholders on or about April 13, 2007 and this supplement has been sent to stockholders on or about April 23, 2007.

NOMINEES FOR ELECTION AT THE ANNUAL MEETING
Directors
Charles B. Crowell. Mr. Crowell has served as Vice Chairman of the Board, a director and a member of the audit, compensation and executive committees of Gasco since July 2002. Mr. Crowell has served as a member of the nominating committee of Gasco since April 2006. Mr. Crowell has served as a director of Derek Oil & Gas Corporation since March 2007. Since 1993, Mr. Crowell has been a practicing attorney and a consultant to oil and gas companies, and was a senior member of Crowell & Bishop, PLLC, Attorneys from November 1995 through June 1998. From September 1996 until June 2000, Mr. Crowell held the position of Manager at Enigma Engineering Company, LLC. Mr. Crowell also worked at Triton Energy Corporation where he held the positions of Executive Vice President, Administration from November 1991 to May 1993, Senior Vice President and General Counsel from August 1989 to October 1991 and Vice President and General Counsel from November 1981 to July 1989. Mr. Crowell currently serves as a director of PetroHunter Corporation since January 2007. From June 1999 to February 2001, Mr. Crowell served as a director of Comanche Energy, Inc. He has also held public directorships at Arakis Energy Corporation from June 1997 to October 1998, at Aero Services International, Inc. from December 1989 to May 1993 (where he was Chairman of the Board from August 1990 to December 1992) and at Triton Europe, plc. from October 1989 to May 1993. Mr. Crowell holds a BA degree from John Hopkins and a JD from University of Arkansas. He was admitted to the practice of law in Texas in 1974.
Richard S. Langdon. Mr. Langdon became a Director of Gasco and a member of the audit committee in March 2003 and of the nominating committee since April 2006. Mr. Langdon is currently the President and Chief Executive Officer of Matris Exploration Company, LP, a privately held exploration and production company active in California. Mr. Langdon became the President and Chief Executive Officer of Matris in the beginning of 2003. From 1997 until December 2002, Mr. Langdon served as Executive Vice President and Chief Financial Officer of EEX Corporation, a NYSE-listed exploration and production company that was acquired by Newfield Exploration in late 2002. Before joining EEX Corporation, Mr. Langdon was an oil and gas consultant from August 1996 to March 1997. Prior to that, he held various positions with the Pennzoil Companies since 1991, including Executive Vice President—International Marketing—Pennzoil Products Company, from June 1996 to August 1996; Senior Vice President—Business Development & Shared Services—Pennzoil Company from January 1996 to June 1996; and Senior Vice President—Commercial & Control—Pennzoil Exploration & Production Company from December 1991 to December 1995. Mr. Langdon is currently a member of the Board of Directors of Constellation Energy Partners LLC, a public limited liability company focused on the acquisition, development and exploitation of oil and natural gas properties and related midstream assets. Mr. Langdon holds a B.S. in Mechanical Engineering and a Masters of Business Administration, both from the University of Texas at Austin.
Carmen J. (Tony) Lotito. Mr. Lotito has served as a Director of Gasco, as the Chairman of Gasco’s audit and compensation committees since April 2001 and as the Chairman of Gasco’s nominating committee since April 2006. Mr. Lotito currently serves as the Executive Vice President, Chief Financial Officer, Treasurer and a member of the Board of Directors of PetroHunter Corporation since May 2006. Mr. Lotito has served as Executive Vice President, Chief Financial Officer, Secretary — Treasurer and a director of GSL Energy Corporation since August 2005. He served as Executive Vice President, Chief Financial Officer, Treasurer and as a director, until July 2005, of Galaxy Energy Corporation, a publicly traded natural gas and coalbed methane exploration and development company upon its acquisition of Dolphin Energy Corporation in

November 2002. Mr. Lotito served as the Chief Financial Officer, Treasurer and a Director of Dolphin Energy Corporation from September 2002 through November 2002. Mr. Lotito served as Vice President, Chief Financial Officer and a Director of Coriko Corporation, a private business development company from November 2000 to August 2002. Mr. Lotito has been a member of Equistar Capital LLC, an investment-banking firm since December 1999. From March 2000 to September 2001, Mr. Lotito served as a Director of marketing for Impact Web Development. Prior to joining Coriko from Utah Clay Technology, Inc., Mr. Lotito was self-employed as a financial consultant. Mr. Lotito holds a BS degree in Accounting from the University of Southern California.
Carl Stadelhofer. Mr. Stadelhofer has served as a Director since February 2001, as a member of the audit committee and the compensation committee of Gasco since April 2001 and as a member of the nominating committee of Gasco since April 2006. Mr. Stadelhofer has also served as a director for Falcon since June 2006. Mr. Stadelhofer is a partner with the law firm of Rinderknecht Klein & Stadelhofer in Zurich, Switzerland, where he has practiced law for over twenty years. He was admitted to the practice of law in Switzerland in 1982. He completed his law degree in 1979 in Switzerland and studied law in the United States at Harvard Law School and at Georgetown University Law School. His practice specializes in banking and financing, mergers and acquisitions, investment funds and international securities transactions.
Directors’ Meetings and Committees of the Board of Directors
The Board of Directors held six meetings during 2006. During 2006, each of the directors attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors held during the period that such director served as a director and (ii) the total number of meetings held by each committee of the Board of Directors on which such director served during the period that such director so served. Although we have no formal policy with respect to Director attendance at our annual meetings, we invite our Directors to attend. Last year all of our Directors attended our annual meeting.
The Board of Directors of Gasco has formed an Audit Committee, a Compensation Committee, an Executive Committee and a Nominating Committee.
The Audit Committee currently consists of Messrs. Lotito, Stadelhofer, Langdon and Crowell, all of whom are independent under the definition of independence used in the AMEX listing standards and the rules and regulations of the SEC Exchange Act of 1934. Mr. Lotito serves as the chairman of the Audit Committee. The Board of Directors has determined that Mr. Lotito is an audit committee financial expert with the meaning proscribed by the rules and regulations under the Securities and Exchange Act of 1934. The Audit Committee met four times during 2006. The Board of Directors has adopted a written charter for the Audit Committee, which is available on our internet website at www.gascoenergy.com. The Audit Committee is primarily responsible for:
-	selecting the independent auditors for recommendation to the Board;

-	selecting the securities legal counsel for recommendation to the Board;

-	reviewing the scope of the proposed audit for the current year including the audit procedures to be utilized and the conclusions and comments or recommendations of the independent auditors;

-	reviewing the adequacy and effectiveness of the accounting controls of Gasco;

-	reviewing the internal audit function including the independence and authority of its reporting obligations;

-	reviewing the financial statements contained in the annual and quarterly reports to shareholders;

-	reviewing the accounting and financial human resources and succession planning within Gasco, and

-	investigating any matter brought to its attention within the scope of its duties.
The Audit Committee has performed its annual review and assessment of the Audit Committee Charter, which was adopted in March 2001. The report of the Audit Committee is set forth below.
The Compensation Committee currently consists of Messrs. Lotito, Stadelhofer, Burgess, Crowell and Schmit, all of whom are independent under the definition of independence used in the AMEX listing standards. The Compensation Committee met three times during 2006. Mr. Lotito serves as chairman of the Compensation Committee. The Board of Directors has adopted a written charter for the Compensation Committee, which is available on our internet website at www.gascoenergy.com. The report of the Compensation Committee with regard to compensation matters is set forth below. The Compensation Committee is responsible for:
-	to assist the Board in its responsibility relating to fair and competitive compensation of key employees of Gasco;

-	to assure that key employees which includes all officers are compensated in a manner consistent with the compensation philosophy and strategy of the Board and in compliance with the requirements of appropriated regulatory bodies and any exchange rules to which we may be subject;

-	to review and approve our compensation philosophy and its compensation programs, plans and awards;

-	to administer our long and short term incentive plans and stock option plans;

-	to review the compensation of our Chief Executive Officer and recommendations of the Chief Executive Officer as to appropriate compensation for the other executive officers and key personnel; and

-	to review and approve our general employee benefit plans as needed.
The Executive Committee currently consists of Messrs. Bruner, Erickson, Schmit and Crowell. The Executive Committee met six times during 2006. Messrs. Bruner and Erickson are not considered independent as Mr. Bruner is a strategic consultant for Gasco and Mr. Erickson is the President and the CEO of Gasco. The remaining members are independent under the definition of independence used in the AMEX listing standards. The principal responsibility of the Executive Committee is to aid and assist our management in the day-to-day operations of Gasco and to act on behalf of the Board of Directors, subject to certain limitations, when it is not feasible to call and convene a full board meeting.

The Nominating Committee currently consists of Messrs. Crowell, Langdon, Lotito and Stadelhofer, all of whom are independent under the definition of independence used in the AMEX listing standards. The Nominating Committee met one time during 2006. The Board of Directors has adopted a written charter for the Nominating Committee, which is available on our internet website at www.gascoenergy.com. The Nominating Committee is responsible for recommending to the Board of Directors nominees for election at the stockholders’ annual meeting and for recommending nominees for Board committees. To determine nominees for the Board of Directors, the Nominating Committee:
•	with respect to existing directors, reviews such director’s Board and committee meeting attendance and performance, length of Board service, experience, skills, contributions to the Board and independence;

•	in the event of a director vacancy, solicits recommendations from directors and senior management, and considers recommendations received from stockholders, for potential director nominees;

•	determines that the director nominee meets the director qualifications outlined in Gasco’s corporate governance guidelines, including that the director nominee possesses personal and professional integrity, has good business judgment, relevant experience and skills and will be an effective director in conjunction with the full Board of Directors in collectively serving the long-term interests of Gasco’s stockholders.
Prior to the formation of our Nominating Committee in April 2006, our Audit Committee would meet annually to consider, approve and recommend to our Board of Directors our nominees for director. Our full Board of Directors would then meet to consider and approve the nominees for director recommended by our Audit Committee. A majority of the independent directors on our Board of Directors was required to approve our director nominees.
In April 2006, we formed a Nominating Committee for the purpose of recommending to our Board of Directors our nominees for director. During January 2007, our Nominating Committee considered and approved our 2007 nominees for director. Our full Board of Directors, including directors that are not independent, then considered and approved the nominees recommended by our Nominating Committee.
Director Nominations Process
The Nominating Committee is comprised of independent directors under the definition of independence used in the AMEX listing standards. Stockholders seeking to recommend director candidates for consideration by the Nominating Committee may do so by writing the Secretary of Gasco, giving the recommended candidates’ name, biographical data and qualifications; provided that such recommendations are submitted by shareholders within the time period set forth below under “Stockholder Proposals and Nominations.”
Approval by a majority of the members of the Nominating Committee is required to approve the director nominations, including those submitted by shareholders. The full Board of Directors, including directors that are not independent, also approves the director nominations. When identifying new director nominees, the Nominating Committee considers, among other factors, the candidate’s reputation, integrity, independence from Gasco, skills and business, government or other professional acumen, bearing in mind the composition of the Board of Directors and the current state of Gasco and the industry generally; the number of other public companies for which the candidate serves as director, though there is no limit on the number of public companies on which a director-nominee can serve; the availability of the candidate’s time and commitment to us and the candidate’s specific experience in the oil and gas business. In the case of current directors being considered for re-nomination, the Nominating Committee also takes into account the director’s tenure as a member of the Board of Directors, the director’s history of attendance at meetings of the Board of Directors and committees thereof; and the director’s preparation for and participation in such meetings; and independence. The same criteria will be evaluated with respect to candidates recommended by stockholders. In addition, if applicable, the Nominating Committee takes into account whether a candidate has been designated by one or more groups of holders of our equity securities pursuant to the terms of such security.